NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 2, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 20, 2018 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the formation of a holding company which became effective on December 20, 2018, each share of Common Stock of Cigna Corporation (Old) was deemed to represent one (1) share of (New) Common Stock of Cigna Corporation (Holding Company) on a share for share basis. This form is only for the removal from listing on the Exchange of the Common Stock of Cigna Corporation (Old), and not a termination of the registration of the Common Stock of (New) Common Stock of Cigna Corporation (Holding Company) under Section 12(b) of the Exchange Act.